Exhibit 99.1

Letter to
Shareholders

Q1 2021 | May 4, 2021

Q1 2021 Financial Highlights

•	Total revenue grew 23% over the prior year quarter to $668 million.	•	Tinder Direct Revenue grew 18% year-over-year, driven by 15% Average Subscriber growth, and ARPU growth of 4%.

•	Operating income was $189 million, an increase of 38% over the prior year quarter representing an operating margin of 28%.
		•	Non-Tinder brands collectively grew Direct Revenue 30% year-over-year, driven by ARPU growth of 18%; Average Subscriber growth of 8%; and contributions from non-subscriber live streaming revenue.

•	Adjusted EBITDA was $230 million, an increase of 32% over the prior year quarter representing an Adjusted EBITDA margin of 34%.

		•	Year-to-date operating cash flow and free cash flow were $102 million and $92 million, respectively.

•	Average Subscribers increased 12% to 11.1 million, up from 9.9 million in the prior year quarter.

•	ARPU increased 9% over the prior year quarter to $0.64.

Revenues ($M)
+23%
$545
$668
$271
$328
+21%
$263
$327
+24%
$10
$12
+27%
Q1'20
Q1'21
Direct North America
Direct International
Indirect

Operating Income ($M)
+38%
$137
$189
25%
28%
Q1'20
Q1'21

Adjusted EBITDA ($M)
+32%
$174
$230
32%
34%
Q1'20
Q1'21

Average Subscribers (000s)
+9%
4,570
4,987
+15%
5,344
6,122
+12%
9,914
11,109
North America
International
Total
Q1'20
Q1'21

ARPU
+13%
$0.63
$0.70
+7%
$0.55
$0.59
+9%
$0.59
$0.64
North America
International
Total
Q1'20
Q1'21

See reconciliations of GAAP to non-GAAP measures starting on page 18.

2

Dear Shareholders,
As we head into summer, with a growing number of people getting vaccinated, we cannot help but be excited about the future. Dating platforms serve a fundamental need, but our ability to deliver on our mission is what truly sets us apart.
Match Group’s mission is to spark meaningful connections for every single person worldwide. We bring products to life that enable singles to connect – regardless of gender identity, sexual orientation, geography, or relationship goals. Our portfolio of brands offers something for everyone. To us, inclusion means designing our platforms so everyone is welcomed as their authentic selves. Our global scale, diverse offerings, and the joyful connections we enable have enormous impact on societies. According to a Stanford University study, over 40% of all heterosexual marriages in the U.S. are now starting online. Outside the U.S., our market specific brands, such as Pairs™ and Meetic®, coupled with our global brands, such as Tinder® and OkCupid®, are having a dramatic impact on relationships, with a tremendous amount of runway still to go. Our services also play an important role in facilitating relationships for the LGBTQ+ community.
We are leading on how safety is defined in our category and across social platforms, setting ambitious standards focused on keeping people emotionally well and physically safe. This year, we will spend more than $100 million on product, technology and moderation efforts related to trust and safety. Our focus is on investing in hiring top product and tech people, working with third-party experts who know the issues best and adding cutting edge capabilities to our platforms to foster secure and safe environments. Since hiring our experienced new Head of Safety six months ago, we have partnered with a social justice organization to review all our processes and responses to users, have announced a partnership with Garbo to make background checks available to our U.S. users and are extending our reach with law enforcement and policymakers. These are first-of-their-kind initiatives that will push the dating category forward.
Fortunately, our brands continue to deliver stellar financial results. Exiting the first quarter, we are seeing improving trends across the portfolio. We are pleased with the way 2021 has begun and are optimistic that the rest of the year will continue this momentum.
Looking forward to a summer of love,

Shar Dubey	Gary Swidler
Chief Executive Officer	Chief Operating Officer & Chief Financial Officer

3

Business Trends
A Year of Pandemic: Light at the End of the Tunnel
In the first quarter, our total revenue grew 23% year-over-year, as the non-Tinder brands grew direct revenue 30% and Tinder reaccelerated to 18% growth. The graphic below illustrates the progress we have made over the past four quarters.
Our business has continued to perform well despite the endless challenges from COVID-19 during the past year. In the early days of the pandemic, we saw first-time subscribers decline sequentially from February to March, before stabilizing in April. As we entered the summer months, propensity to pay rebounded across the portfolio, and first-time subscribers climbed amid reduced COVID cases. Exiting the summer season, our business proved resilient and maintained first-time subscriber levels well above the pre-COVID baseline, even as cases began to rise once again. In the fourth quarter, as the second wave of COVID cases and related lockdowns took hold, we faced new headwinds. But with the onset of the new year, we saw a seasonal spike in first-time subscribers that the business has been able to maintain. Exiting the first quarter, we are seeing a new normalization level as vaccines continue to roll out globally, even as several countries are experiencing a third wave of cases. While we are clearly not out of the woods, we are increasingly optimistic about our business momentum.

Match Group First-Time Subscribers
Change in Daily Average Since Feb. 29, 2020
Q1 2020
Decline as COVID sets in
Q2-Q3 2020
Summer rebound amid reduced case count
Q4 2020
Declines amid 2nd wave
Q1 2021
Begin to normalize with vaccine rollout, though some geos still in lockdowns
First Time Subscribers
30%
20%
10%
–
(10%)
COVID Cases (000s)
800
700
600
500
400
300
200
100
–
Mar-20
Apr-20
May-20
Jun-20
Jul-20
Aug-20
Sep-20
Oct-20
Nov-20
Dec-20
Jan-21
Feb-21
Mar-21
COVID Cases
Match Group - First Time Subscribers

4

Tinder Reaccelerates Growth
Among our brands, Tinder has the broadest geographic exposure and a higher portion of its revenue coming from non-recurring à la carte revenue. As a result, Tinder has felt the impact of higher COVID cases on propensity to pay the most acutely during the pandemic. That said, we are seeing a strong recovery in à la carte revenue in several regions. North America and certain countries in Western Europe are driving à la carte revenue to the highest levels since the pandemic began. Other countries continue to trail in both vaccination rates and their ability to reduce COVID cases, but we expect these countries eventually will follow North American trends as vaccines continue to roll out and COVID cases decline. Engagement on Tinder remains well above pre-COVID levels, across both age and gender cohorts, positioning the business well for the future. Daily average Swipe® activity is +15%, daily average messages are +19%, and conversations are 32% longer compared to the baseline period before COVID. Tinder set daily average Swipe activity records throughout the pandemic, with two of the biggest Swipe activity days occurring in Q1 2021.

Tinder À La Carte Revenue
Change in Daily Average Since Feb. 29, 2020
40%
30%
20%
10%
–
(10%)
(20%)
(30%)
Mar-20
Apr-20
May-20
Jun-20
Jul-20
Aug-20
Sep-20
Oct-20
Nov-20
Dec-20
Jan-21
Feb-21
Mar-21
Tinder – North America & Western Europe
Tinder – Rest of World

Under its new leadership, Tinder has made significant strides across both marketing and product. Innovative partnerships with the TV shows Love Island, in the UK, and Temptation Island, in Spain, have driven meaningful user growth in those markets and this is just the first step in a multi-quarter partnership. On the first day of Spring in the U.S., Tinder gave away 100,000 free at-home COVID tests, which were snapped up in less than two hours. These are just a few of the creative marketing opportunities the brand has deployed to activate and re-activate users. Tinder continues to be a unique in-the-culture brand that is well positioned for post-pandemic dating. We are excited to see what the marketing team will come up with next under the leadership of their new CMO, an award-winning brand marketer who joined us late last month.
On product, we are now offering the Tinder Platinum™ subscription tier to all users and it continues to contribute to improved ARPU trends. The team is testing new revenue features (including in-app virtual currency) and developing new ways to evolve the current subscription model to better suit the needs of our global users. The re-launch of free Global Passport, again this year, reflected our users’ interest in finding connections beyond the traditional local geography. On the Trust & Safety front, Tinder remains committed to making the community a safer place. Garbo’s background check platform will be integrated into Tinder later this year and we are seeing strong adoption of our Tinder Safety Center, which continues to be rolled out globally with the benefit of the expertise and counsel of local NGOs.

5

More broadly, Tinder continues to innovate with experiences that go beyond the swipe- match-message UX to a more multi-dimensional experience. One exciting feature that provides users more ways to express themselves and connect with others on the app is VIBES, which is rolling out globally later this month. VIBES is a new in-app event that takes the best of Swipe Surge and Swipe Night and merges them into a new live experience, which we expect will give people another great reason to come to Tinder more often. We expect to test and roll-out this and other new features, designed to make a richer Tinder experience, over the next several quarters, eventually unlocking new opportunities and surface areas for monetization.
Continued Strong Execution at Hinge
Hinge® continues its rapid ascension as the preferred relationship app for the young generation. Hinge was founded to help people find their soulmates. That vision has made Hinge today’s breakout star in the relationship category. The team is maniacally focused on building a differentiated product that delivers great dates and leads to great relationships. Hinge applies this philosophy to everything from design look and feel to product features to the brand culture. When Hinge says it is “Designed to Be Deleted®,” its product truth supports this. Singles love this brand because it delivers on its stated mission.
Hinge is executing extremely well on its growth plan. When we acquired a majority of Hinge in Q2 2018, it was the 13th most downloaded dating app in the U.S. Last year, Hinge became the 3rd most downloaded dating app in the U.S. and third-party data shows that Hinge is closing in on the second overall position.1
In addition to seeing overall user growth that continues to capture meaningful share in English-speaking markets, the brand made significant strides in monetization in the past year. Hinge introduced three new à la carte products, which helped double ARPU in 2020. After tripling revenue in 2020, Hinge is on pace to double revenue in 2021, with profitable and expanding margins. Our 2021 goal is to continue to grow the Hinge user base in existing markets and further improve monetization. We will turn our attention to expanding further into international markets going into 2022.

Hinge Global ARPU
$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
–
+100%
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21

1 App Annie data from Q1’18 to Q1’21

6

Social Discovery
According to Pew Research, about three-in-ten U.S. adults go online ‘almost constantly’, a ~100% increase from five years ago. Close to eight-in-ten U.S. adults go online at least ‘several times a day’. The events of 2020 have driven even more user behavior online across many verticals, with dating being no exception. The pandemic has amplified global trends like physical and social isolation, disconnected family units and urban migration. As a result, we will continue to see less of the world IRL (in real life) and more through interfaces and technology.
As more of life moves online, it only makes sense that more social connections will happen online. We expect to have more opportunities to bring our expertise in making meaningful connections for dating to the fast-growing category of social discovery. Social discovery platforms allow users to discover, connect, and engage with people that they do not already know for purposes outside of dating and with the likelihood that they may never meet IRL.
Match Group Vision for Dating and Social Discovery
Dating services are typically used for establishing romantic connections with an expectation that users will eventually meet in real life. Social discovery services can be used across a broader spectrum of connections, including friendship, and sharing common interests. Because these connections likely will remain exclusively digital, they can span geographies, demographics, relationship status and genders in ways that dating services cannot, effectively providing a much larger addressable market than dating.

7

There is ample space for pure play services in both the dating and social discovery categories. Users who have explicit interest in IRL romantic connections, can turn to our extensive offering of dating brands (such as Hinge). Users who view connections more broadly, can utilize one of our social discovery brands (including, post-closing, the Hyperconnect® apps). We believe that there are opportunities to apply learnings from social discovery experiences to our dating platforms, and similarly, to apply learnings from dating to social discovery platforms.2,3
We believe the pending combination of our current portfolio of brands with Hyperconnect positions us very well for continued strong long-term growth. We believe there will be significant growth in the social discovery category as more people use technology to meet people they do not know online. Hyperconnect has a strong foothold in the social discovery space, especially among younger users and users in APAC, that they can continue to build on. Our early forays with Ablo® and POF® LIVE! provide us confidence that social discovery will continue to gain traction. Additionally, we believe that Hyperconnect’s products, including real-time video, will help make for more engaging experiences for our users and provide us with further avenues for growth. We believe that together we can develop an array of cutting-edge features that will excite users around the world. We are still going through the regulatory approval process for the acquisition of Hyperconnect but believe we are on track for closing this quarter.
2 Pew Research Center; Teens’ Social Media Habits and Experiences, Nov-2018.
3 Time; COVID-19 Is Making America’s Loneliness Epidemic Even Worse, May-2020

8

Financial Outlook
Q2 2021
For Q2, we expect total revenue of $680 – $690 million, representing 22%-24% year-over-year growth. We expect both the Tinder and Non-Tinder businesses to contribute growth of 20%+ in the second quarter, as we continue to see recovery across the portfolio, especially compared to Q2 2020, which was impacted by COVID.
We anticipate investing into this momentum by spending an incremental ~$40 million on sales and marketing compared to Q2 2020. Marketing and other spend was lower in the prior year period as we reacted to COVID.

	Total Revenue	Adjusted EBITDA
Q2 2021 Outlook	$680 to $690 million	$255 to $260 million
Q1 2021 was a strong one for our business, as business momentum improved from Q4 2020. The accelerating re-openings in the U.S. have driven improvement at many of our brands. The situation in the rest of the world remains more mixed, with the COVID trends in India, Brazil, Japan and certain European markets worsening. These varying trends by country and slow progress on vaccine distribution make it clear that the post-pandemic recovery is going to take some time to play out. Despite the likely staged timing and speed of the recoveries globally, we are increasingly confident that we are on track to achieve the high end of our previously provided ranges of mid to high-teens revenue and EBITDA growth for full year 2021.
Conference Call
Match Group will audiocast a conference call to answer questions regarding its first quarter financial results on Wednesday, May 5, 2021 at 8:30 a.m. Eastern Time. This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business. The live audiocast will be open to the public on Match Group’s investor relations website at https://ir.mtch.com.

9

Financial Results
Revenue

	Three Months Ended March 31,
	2021	2020	Change

	(In thousands, except ARPU)
Direct Revenue:
North America	$326,829	$263,347	24%
International	328,352	271,477	21%
Total Direct Revenue	655,181	534,824	23%
Indirect Revenue	12,431	9,818	27%
Total Revenue	$667,612	$544,642	23%

Average Subscribers
North America	4,987	4,570	9%
International	6,122	5,344	15%
Total Average Subscribers	11,109	9,914	12%

(Change calculated using non-rounded numbers)
ARPU
North America	$0.70	$0.63	13%
International	$0.59	$0.55	7%
Total ARPU	$0.64	$0.59	9%
Growth in Average Subscribers was driven by Tinder, Hinge, Pairs, Meetic, PlentyOfFish, Pairs, BLK, and Chispa. North America ARPU increased primarily due to à la carte features and optimized pricing at Hinge, live streaming video at PlentyOfFish, and an increase in premium subscription purchases at Tinder and OkCupid. International ARPU was favorably impacted by the strength of the Euro relative to the U.S. dollar.

10

Operating Costs and Expenses
Total operating costs and expenses increased 17% in total dollars, but decreased as a percentage of revenue compared to the prior year quarter. Cost of revenue increased primarily due to an increase of in-app purchase fees and fees associated with live streaming video at PlentyOfFish. Total selling and marketing expense increased primarily due to higher marketing spend across our portfolio. General and administrative expense increased primarily due to an increase in stock-based compensation related to modifications of certain awards and new stock-based awards granted in the current year, and increased total compensation due to increased headcount. Product development expense increased due to increased engineering-related headcount at Tinder and Hinge.

	Q1 2021	% of Revenue	Q1 2020	% of Revenue	Change

	(In thousands)
Cost of revenue	$179,455	27%	$143,894	26%	25%
Selling and marketing expense	144,988	22%	124,490	23%	16%
General and administrative expense	87,665	13%	79,319	15%	11%
Product development expense	55,576	8%	43,770	8%	27%
Depreciation	10,457	2%	9,394	2%	11%
Amortization of intangibles	213	—%	6,403	1%	(97)%
Total operating costs and expenses	$478,354	72%	$407,270	75%	17%

11

Liquidity and Capital Resources
For the three months ended March 31, 2021, we generated operating cash flow attributable to continuing operations of $102 million and Free Cash Flow of $92 million.
As of March 31, 2021, the Company had $846 million in cash and cash equivalents and $3.8 billion of long-term debt, including $1.7 billion of Exchangeable Senior Notes. The Company’s $750 million revolving credit facility was undrawn as of March 31, 2021.
On March 26, 2021, the Company’s credit agreement was amended to provide for a $400 million incremental delayed draw term loan facility, the proceeds of which may be used only to finance a portion of the consideration for the acquisition of Hyperconnect. The term loan facility provides Match Group with an additional potential source of funding for the Hyperconnect acquisition, including in the event we determine to deliver cash in lieu of some or all of the consideration otherwise payable in shares of Match Group common stock. There are no amounts outstanding under the delayed draw term loan facility as of March 31, 2021 or as of the date of this letter.
Income Taxes
In the first quarter of 2021 and 2020, Match Group recorded an income tax benefit from continuing operations of $18 million and $48 million, respectively. The tax rate in both quarters benefited from excess tax benefits generated by the exercise or vesting of stock-based awards.
Adoption of ASU No. 2020-06
In the first quarter of 2021, the Company adopted Accounting Standards Update (“ASU”) No. 2020-06, which simplifies the accounting for convertible instruments, including our Exchangeable Senior Notes. We adopted ASU No. 2020-06 on a retrospective basis, the impact of which generally decreased our previously reported interest expense, increased our reported income taxes expense, and increased dilutive securities utilized in our historical dilutive earnings per share calculations. Additional information about the impact of ASU No. 2020-06 on our financial statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2020.

12

GAAP Financial Statements
Consolidated Statement of Operations

	Three Months Ended March 31,
	2021	2020

	(In thousands, except per share data)
Revenue	$667,612	$544,642
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	179,455	143,894
Selling and marketing expense	144,988	124,490
General and administrative expense	87,665	79,319
Product development expense	55,576	43,770
Depreciation	10,457	9,394
Amortization of intangibles	213	6,403
Total operating costs and expenses	478,354	407,270
Operating income	189,258	137,372
Interest expense	(31,838)	(31,894)
Other (expense) income, net	(1,319)	3,854
Earnings from continuing operations, before tax	156,101	109,332
Income tax benefit	17,747	48,202
Net earnings from continuing operations	173,848	157,534
Loss from discontinued operations, net of tax	—	(331,967)
Net earnings (loss)	173,848	(174,433)
Net loss (earnings) attributable to noncontrolling interests	402	(28,397)
Net earnings (loss) attributable to Match Group, Inc. shareholders	$174,250	$(202,830)

Net earnings per share from continuing operations:
Basic	$0.65	$0.69
Diluted	$0.57	$0.61
Net earnings per share attributable to Match Group, Inc. shareholders:
Basic	$0.65	$(1.11)
Diluted	$0.57	$(1.00)

Basic shares outstanding	268,649	183,117
Diluted shares outstanding	310,585	204,658

Stock-based compensation expense by function:
Cost of revenue	$989	$1,167
Selling and marketing expense	1,265	1,147
General and administrative expense	18,480	10,881
Product development expense	9,382	7,977
Total stock-based compensation expense	$30,116	$21,172

13

Consolidated Balance Sheet

	March 31, 2021	December 31, 2020

	(In thousands)
ASSETS
Cash and cash equivalents	$845,696	$739,164
Accounts receivable, net	210,679	137,023
Other current assets	147,863	144,025
Total current assets	1,204,238	1,020,212

Property and equipment, net	106,957	107,799
Goodwill	1,254,248	1,270,532
Intangible assets, net	226,673	230,900
Deferred income taxes	302,688	292,820
Other non-current assets	119,864	123,524
TOTAL ASSETS	$3,214,668	$3,045,787

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable	$13,152	$29,200
Deferred revenue	248,201	239,088
Accrued expenses and other current liabilities	208,571	231,748
Total current liabilities	469,924	500,036

Long-term debt, net	3,843,244	3,840,930
Income taxes payable	13,261	14,582
Deferred income taxes	16,401	17,213
Other long-term liabilities	84,372	86,428

Redeemable noncontrolling interest	1,040	640

Commitment and contingencies

SHAREHOLDERS’ EQUITY
Common stock	270	267
Additional paid-in capital	7,135,823	7,089,007
Retained deficit	(8,248,654)	(8,422,904)
Accumulated other comprehensive loss	(102,030)	(81,454)
Total Match Group, Inc. shareholders’ equity	(1,214,591)	(1,415,084)
Noncontrolling interests	1,017	1,042
Total shareholders’ equity	(1,213,574)	(1,414,042)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,214,668	$3,045,787

14

Consolidated Statement of Cash Flows

	Three Months Ended March 31,
	2021	2020

	(In thousands)
Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	173,848	(174,433)
Add back: loss from discontinued operations, net of tax	—	331,967
Net earnings from continuing operations	173,848	157,534
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	30,116	21,172
Depreciation	10,457	9,394
Amortization of intangibles	213	6,403
Deferred income taxes	(10,007)	(46,295)
Other adjustments, net	4,601	(294)
Changes in assets and liabilities
Accounts receivable	(75,271)	(52,583)
Other assets	19,626	10,714
Accounts payable and other liabilities	(40,242)	(18,280)
Income taxes payable and receivable	(21,867)	(49,351)
Deferred revenue	10,834	834
Net cash provided by operating activities attributable to continuing operations	102,308	39,248
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(10,290)	(9,781)
Other, net	(255)	(117)
Net cash used in investing activities attributable to continuing operations	(10,545)	(9,898)
Cash flows from financing activities attributable to continuing operations:
Proceeds from Senior Notes offerings	—	500,000
Debt issuance costs	(730)	(8,977)
Proceeds from issuance of common stock pursuant to stock-based awards	29,973	—
Withholding taxes paid on behalf of employees on net settled stock-based awards of Former Match Group and Match Group	(10,548)	(145,357)
Purchase of Former Match Group treasury stock	—	(81,686)
Other, net	—	1
Net cash provided by financing activities attributable to continuing operations	18,695	263,981
Total cash provided by continuing operations	110,458	293,331
Net cash provided by operating activities attributable to discontinued operations	—	41,727
Net cash used in investing activities attributable to discontinued operations	—	(576,108)
Net cash used in financing activities attributable to discontinued operations	—	(69,318)
Total cash used in discontinued operations	—	(603,699)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,930)	(5,996)
Net increase (decrease) in cash, cash equivalents, and restricted cash	106,528	(316,364)
Cash, cash equivalents, and restricted cash at beginning of period	739,302	3,140,358
Cash, cash equivalents, and restricted cash at end of period	$845,830	$2,823,994

15

Earnings Per Share
Weighted average basic and diluted shares outstanding for all periods prior to the separation of Match Group from IAC/InterActiveCorp on June 30, 2020 reflect the share position of the company formerly known as IAC/InterActiveCorp multiplied by the separation exchange ratio of 2.1584.
The following tables set forth the computation of the basic and diluted earnings per share attributable to Match Group shareholders:

	Three Months Ended March 31,
	2021		2020
	Basic	Diluted	Basic	Diluted

	(In thousands, except per share data)
Numerator
Net earnings from continuing operations	$173,848	$173,848	$157,534	$157,534
Net loss (earnings) attributable to noncontrolling interests	402	402	(30,769)	(30,769)
Impact from subsidiaries’ dilutive securities	—	(467)	—	(5,480)
Interest on dilutive Exchangeable Senior Notes, net of tax	—	4,075	—	4,070
Net earnings from continuing operations attributable to Match Group, Inc. shareholders	$174,250	$177,858	$126,765	$125,355

Loss from discontinued operations, net of tax	$—	$—	$(331,967)	$(331,967)
Net loss attributable to noncontrolling interests of discontinued operations	—	—	2,372	2,372
Net loss from discontinued operations attributable to shareholders	—	—	(329,595)	(329,595)
Net earnings (loss) attributable to Match Group, Inc. shareholders	$174,250	$177,858	$(202,830)	$(204,240)

Denominator
Weighted average basic shares outstanding	268,649	268,649	183,117	183,117
Dilutive securities	—	16,774	—	5,842
Dilutive shares from Exchangeable Senior Notes, if-converted	—	25,162	—	15,699
Denominator for earnings per share—weighted average shares	268,649	310,585	183,117	204,658

Earnings per share:
Earnings per share from continuing operations	$0.65	$0.57	$0.69	$0.61
Loss per share from discontinued operations, net of tax	$—	$—	$(1.80)	$(1.61)
Earnings per share attributable to Match Group, Inc. shareholders	$0.65	$0.57	$(1.11)	$(1.00)

16

Trended Metrics

	2020				2021	Year Ended December 31,
	Q1	Q2	Q3	Q4	Q1	2016	2017	2018	2019	2020

Revenue (in millions, rounding differences may occur)
Direct Revenue
North America	$263.3	$284.3	$321.8	$315.8	$326.8	$673.9	$741.3	$902.5	$1,024.2	$1,185.3
International	271.5	262.4	306.5	319.1	328.4	393.4	539.9	774.7	983.0	1,159.4
Total Direct Revenue	534.8	546.7	628.3	634.9	655.2	1,067.4	1,281.2	1,677.2	2,007.2	2,344.7
Indirect Revenue	9.8	8.7	11.5	16.5	12.4	50.7	49.4	52.7	44.1	46.5
Total Revenue	$544.6	$555.5	$639.8	$651.4	$667.6	$1,118.1	$1,330.7	$1,729.9	$2,051.3	$2,391.3

Average Subscribers (in thousands)
North America	4,570	4,703	5,112	5,043	4,987	3,268	3,569	4,161	4,554	4,858
International	5,344	5,360	5,684	5,896	6,122	2,140	2,839	3,712	4,729	5,572
Total Average Subscribers	9,914	10,063	10,796	10,939	11,109	5,408	6,408	7,873	9,283	10,430

ARPU
North America	$0.63	$0.65	$0.66	$0.66	$0.70	$0.56	$0.56	$0.59	$0.61	$0.65
International	$0.55	$0.53	$0.58	$0.58	$0.59	$0.50	$0.51	$0.56	$0.56	$0.56
Total ARPU	$0.59	$0.58	$0.62	$0.62	$0.64	$0.54	$0.54	$0.57	$0.58	$0.60

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Reconciliations of GAAP to Non-GAAP Measures
Reconciliation of Net Earnings to Adjusted EBITDA

	Three Months Ended March 31,
	2021	2020

	(Dollars in thousands)
Net earnings (loss) attributable to Match Group, Inc. shareholders	$174,250	$(202,830)
Add back:
Net (loss) earnings attributable to noncontrolling interests	(402)	28,397
Loss from discontinued operations, net of tax	—	331,967
Income tax benefit	(17,747)	(48,202)
Other expense (income), net	1,319	(3,854)
Interest expense	31,838	31,894
Operating Income	189,258	137,372
Stock-based compensation expense	30,116	21,172
Depreciation	10,457	9,394
Amortization of intangibles	213	6,403
Adjusted EBITDA	$230,044	$174,341

Revenue	$667,612	$544,642
Operating income margin	28%	25%
Adjusted EBITDA margin	34%	32%

Reconciliation of Operating Cash Flow Attributable to Continuing Operations to Free Cash Flow

	Three Months Ended March 31,
	2021	2020

	(In thousands)
Net cash provided by operating activities attributable to continuing operations	$102,308	$39,248
Capital expenditures	(10,290)	(9,781)
Free Cash Flow	$92,018	$29,467

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Reconciliation of GAAP Revenue to Non-GAAP Revenue, Excluding Foreign Exchange Effects

(Dollars in thousands, except ARPU)	Three Months Ended March 31,
	2021	Change	% Change	2020
Revenue, as reported	$667,612	$122,970	23%	$544,642
Foreign exchange effects	(18,238)
Revenue Excluding Foreign Exchange Effects	$649,374	$104,732	19%	$544,642

(Change calculated using non-rounded numbers, rounding differences may occur)
ARPU, as reported	$0.64		9%	$0.59
Foreign exchange effects	(0.02)
ARPU, excluding foreign exchange effects	$0.62		6%	$0.59

International ARPU, as reported	$0.59		7%	$0.55
Foreign exchange effects	(0.03)
International ARPU, excluding foreign exchange effects	$0.56		1%	$0.55

Reconciliation of Forecasted Operating Income to Adjusted EBITDA

Three Months Ended June 30, 2021

(Dollars in millions)
Operating Income	$208 to $213
Stock-based compensation expense	36
Depreciation and amortization of intangibles	11
Adjusted EBITDA	$255 to $260

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Dilutive Securities
Match Group has various tranches of dilutive securities. The table below details these securities and their potentially dilutive impact (shares in millions; rounding differences may occur).

	Average Exercise Price	4/30/2021
Share Price		$155.63
Absolute Shares		270.3

Vested Options	$19.39	4.3
Unvested Options and Awards
Unvested Options	$23.75	0.4
RSUs and subsidiary denominated equity awards		5.0
Total Dilution - Unvested Options and Awards		5.4
Outstanding Warrants
Warrants expiring on January 1, 2023 (11.8 million outstanding)	$68.22	6.6
Warrants expiring on September 15, 2026 (6.6 million outstanding)	$134.76	0.9
Warrants expiring on April 15, 2030 (6.8 million outstanding)	$134.82	0.9
Total Dilution - Outstanding Warrants		8.4

Total Dilution		18.1
% Dilution		6.3%
Total Diluted Shares Outstanding		288.3
The dilutive securities presentation above is calculated using the methods and assumptions described below; these are different from GAAP dilution, which is calculated based on the treasury stock method.
Options — The table above assumes the option exercise price is used to repurchase Match Group shares.
RSUs and subsidiary denominated equity awards — The table above assumes RSUs are fully dilutive. All performance-based and market-based awards reflect the expected shares that will vest based on current performance or market estimates. The table assumes no change in the fair value estimate of the subsidiary denominated equity awards from the values used for GAAP purposes at March 31, 2021.
Exchangeable Senior Notes — The Company has three series of Exchangeable Senior Notes outstanding. In the event of an exchange, each series of Exchangeable Senior Notes can be settled in cash, shares, or a combination of cash and shares. At the time of each Exchangeable Senior Notes issuance, the Company purchased call options with a strike price equal to the exchange price of each series of Exchangeable Senior Notes (“Note Hedge”), which can be used to offset the dilution of each series of the Exchangeable Senior Notes. No dilution is reflected in the table above for any of the Exchangeable Senior Notes, all of which are currently exchangeable, because it is the Company’s intention to settle the Exchangeable Senior Notes with cash equal to the face amount of the notes; any shares issued would be offset by shares received upon exercise of the Note Hedge.
Warrants — At the time of the issuance of each series of Exchangeable Senior Notes, the Company also sold warrants for the number of shares with the strike prices reflected in the table above. The cash generated from the exercise of the warrants is assumed to be used to repurchase Match Group shares and the resulting net dilution, if any, is reflected in the table above.

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Principles of Financial Reporting
Match Group reports Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Revenue Excluding Foreign Exchange Effects, all of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). The Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow measures are among the primary metrics by which we evaluate the performance of our business, on which our internal budget is based and by which management is compensated. Revenue Excluding Foreign Exchange Effects provides a comparable framework for assessing the performance of our business without the effect of exchange rate differences when compared to prior periods. We believe that investors should have access to the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which we describe below. Interim results are not necessarily indicative of the results that may be expected for a full year.
Definitions of Non-GAAP Measures
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, as applicable. We believe Adjusted EBITDA is useful to analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. The above items are excluded from our Adjusted EBITDA measure because they are non-cash in nature. Adjusted EBITDA has certain limitations because it excludes certain expenses.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues. We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.
Free Cash Flow is defined as net cash provided by operating activities from continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.
We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metric is Adjusted EBITDA.
Revenue Excluding Foreign Exchange Effects is calculated by translating current period revenues using prior period exchange rates. The percentage change in Revenue Excluding Foreign Exchange Effects is calculated by determining the change in current period revenues over prior period revenues where current period revenues are translated using prior period exchange rates. We believe the impact of foreign exchange rates on Match Group, due to its global reach, may be an important factor in understanding period over period comparisons if movement in rates is significant. Since our results are reported in U.S. dollars, international revenues are favorably impacted as the U.S. dollar weakens relative to other currencies, and unfavorably impacted as the U.S dollar strengthens relative to other currencies. We believe the presentation of revenue excluding foreign exchange effects in addition to reported revenue helps improve the ability to understand Match Group’s performance because it excludes the impact of foreign currency volatility that is not indicative of Match Group’s core operating results.

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Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures
Stock-based compensation expense consists principally of expense associated with the grants of stock options, RSUs, performance-based RSUs and market-based awards. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). To the extent stock-based awards are settled on a net basis, we remit the required tax-withholding amounts from our current funds.
Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.
Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, trade names and technology, are valued and amortized over their estimated lives. Value is also assigned to (i) acquired indefinite-lived intangible assets, which consist of trade names and trademarks, and (ii) goodwill, which are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.
Definitions
North America consists of the financial results and metrics associated with users located in the United States and Canada.
International consists of the financial results and metrics associated with users located outside of the United States and Canada.
Direct Revenue is revenue that is received directly from end users of our services and includes both subscription and à la carte revenue.
Indirect Revenue is revenue that is not received directly from end users of our services, substantially all of which is advertising revenue.
Subscribers are users who purchase a subscription to one of our services. Users who purchase only à la carte features are not included in Subscribers.
Average Subscribers is the number of Subscribers at the end of each day in the relevant measurement period divided by the number of calendar days in that period.
Average Revenue per Subscriber (“ARPU”) is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte) divided by the Average Subscribers in such period and further divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.
First-Time Subscribers is the number of users that purchase a subscription to one of our services for the first time. When this metric is given on a portfolio basis or across multiple brands, duplication of first-time subscribers can occur for each brand in which the user is determined to be a first-time subscriber for a given measurement period. We view first-time subscribers as a measure of future revenue.
Leverage on a gross basis is calculated as principal debt balance divided by Adjusted EBITDA for the period referenced.
Leverage on a net basis is calculated as principal debt balance less cash and cash equivalents divided by Adjusted EBITDA for the period referenced.

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Other Information
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This letter and our conference call, which will be held at 8:30 a.m. Eastern Time on May 5, 2021, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are “forward looking statements.” The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends, the completion of the acquisition of Hyperconnect, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating services, our ability to attract users to our dating services through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating services through third parties and offset related fees, the integrity and scalability of our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions, certain risks relating to our relationship with IAC post-separation, the impact of the outbreak of COVID-19 coronavirus, the risks inherent in separating Match Group from IAC, including uncertainties related to, among other things, the expected benefits of the separation, any litigation arising out of or relating to the transaction, the tax treatment of the transaction, and the impact of the separation on the businesses of Match Group, and uncertainties related to the pending acquisition of Hyperconnect, including, among other things, the costs and expected benefits of the transaction, the expected timing of the transaction or whether it will be completed, any litigation arising out of or relating to the transaction, and the impact of the transaction on the businesses of Match Group. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this letter. Match Group does not undertake to update these forward-looking statements.
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating services available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored services to meet the varying preferences of our users. Our services are available in over 40 languages to our users all over the world.
Contact Us

Bill Archer Match Group Investor Relations ir@match.com	Justine Sacco Match Group Corporate Communications matchgroupPR@match.com

Match Group 8750 North Central Expressway, Suite 1400, Dallas, TX 75231, (214) 576-9352 https://mtch.com

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